GE ANNOUNCES THIRD QUARTER 2019 RESULTS
Company delivers strong organic growth and margin expansion;
Raises Industrial free cash flow* outlook for 2019

•	Total orders $22.5B, (5)%; organic orders (1)%; backlog $386B, +14%

•	Total revenues (GAAP) $23.4B, flat; Industrial segment organic revenues* $21.5B, +7%

•	Industrial profit margin (GAAP) of (2.1)%; adjusted Industrial profit margin* 10.0%, +150 bps, +130 bps organically

•	Continuing EPS (GAAP) $(0.15), including non-cash Insurance & goodwill charges; adjusted EPS* $0.15

•	GE CFOA (GAAP) $1.1B; Industrial free cash flow* $650M, increasing 2019 outlook to $0 - $2B

BOSTON — October 30, 2019 — GE (NYSE:GE) announced results today for the third quarter ending September 30, 2019.
GE Chairman and CEO H. Lawrence Culp, Jr. said, “Our results reflect another quarter of progress in the transformation of GE. We are encouraged by our strong backlog, organic growth, margin expansion, and positive cash trajectory amidst global macro uncertainty. We are raising our Industrial free cash flow outlook again even with external headwinds from the 737 MAX and tariffs, and we are holding our adjusted EPS outlook despite reduced income from moving Baker Hughes to discontinued operations.”
Culp continued, “This quarter, during strategy reviews with each of our businesses, we identified and prioritized operating improvements and growth investments that will drive sustainable results. We have more work to do, and we will continue to take actions to improve our financial position and strengthen our businesses as we prepare for 2020 and beyond. I remain confident that we will unlock value for GE's stakeholders as our transformation accelerates.”
GE continued to take action to improve its financial position and strengthen its businesses:

•
Sold down remainder of its common shares in Wabtec, which resulted in $1.6 billion of net cash proceeds (~$6 billion in total), and part of its stake in Baker Hughes, which resulted in $3 billion of net cash proceeds (~$6.7 billion to date).

•
Announced or completed more than $9 billion of total Industrial deleveraging actions, including completing a ~$5 billion debt tender, repaying a portion of the intercompany loans from GE Capital, and announcing multiple changes related to U.S. pension benefits that GE expects will reduce its Industrial net debt* by $4-6 billion through 2020.

•	Reduced external debt at GE Capital by $1 billion in the quarter ($5 billion year to date) and assets by ~$2 billion in the quarter ($3.6 billion year to date) and announced the sale of PK AirFinance.

•	Continued to stabilize Power, manage production ramp in Renewable Energy with minimal disruptions, and commercialize new products across GE's businesses.

*Non-GAAP Financial Measure

Total Company Results

	Three months ended September 30			Nine months ended September 30
Dollars in millions; per-share amounts in dollars and diluted	2019	2018	Year on Year	2019	2018	Year on Year
GAAP Metrics
GE Cash from Operating Activities (GE CFOA)	$1,144	$(3,426)	F	$77	$(4,458)	F
Continuing EPS	(0.15)	(2.64)	94%	(0.08)	(2.53)	97%
Net EPS	(1.08)	(2.62)	59%	(0.69)	(2.69)	74%
Total Revenues	23,360	23,392	—%	68,976	70,513	(2)%
GE Industrial Profit Margin	(2.1)%	(108.2)%	F	0.4%	(32.6)%	3300 bps
Non-GAAP Metrics
GE Industrial Free Cash Flows (FCF)	$650	$1,140	(43)%	$(1,562)	$(303)	U
Adjusted EPS-a)	0.15	0.11	36%	0.43	0.42	2%
GE Industrial Segment Organic Revenues	21,510	20,088	7%	63,381	59,834	6%
Adjusted GE Industrial Operating Profit-b)	2,147	1,801	19%	5,976	6,639	(10)%
Adjusted GE Industrial Profit Margin-b)	10.0%	8.5%	150 bps	9.4%	10.3%	(90) bps
(a- Excludes non-operating benefit costs, gains (losses), restructuring and other charges, goodwill impairment, tax reform enactment, debt extinguishment costs and Insurance premium deficiency test charge
(b- Excludes interest and other financial charges, non-op benefit costs, gains (losses), restructuring & other charges, and goodwill impairment

We present both GAAP and non-GAAP measures to provide investors with additional information. We believe that providing these non-GAAP measures along with GAAP measures allows for increased comparability of our ongoing performance from period to period. Please see pages 10-16 for explanations of why we use these non-GAAP measures and the reconciliation to the most comparable GAAP financial measures.

Significant Developments
During the third quarter, GE also recognized non-cash charges that affected earnings:

•
As previously disclosed since 2018, upon ceding majority ownership of Baker Hughes, GE expected to record a significant loss upon deconsolidating the segment, and segment results were reclassified to discontinued operations. This amounted to $8.7 billion pre-tax, which was recorded in discontinued operations.

•
GE completed its annual Insurance U.S. GAAP premium deficiency test, which identified a premium deficiency charge of approximately $1.0 billion pre-tax ($0.8 billion after-tax). This was largely driven by a significant decline in market interest rates that resulted in a lower discount rate, partially offset by premium rate increases. This was a $(0.09) impact to continuing EPS (GAAP).

•
As part of its annual goodwill impairment testing process, GE recorded a goodwill impairment charge of $740 million related to its Hydro business in Renewable Energy, which was a $(0.08) impact to continuing EPS (GAAP).

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management’s view of the relevant comparisons of financial results.

Power

	Three months ended September 30			Nine months ended September 30
(in millions)	2019	2018	Year on Year	2019	2018	Year on Year
Orders	$3,864	$5,522	(30)%	$12,442	$16,263	(23)%
Revenues	3,926	4,559	(14)%	13,224	16,768	(21)%
Segment Profit/(Loss)	(144)	(676)	79%	84	(22)	F
Segment Profit/(Loss) Margin	(3.7)%	(14.8)%	1110 bps	0.6%	(0.1)%	70 bps
Orders of $3.9 billion were down 30% reported and 20% organically. Gas Power orders were down 17% reported and 14% organically, largely driven by order timing, and included orders for 15 heavy-duty gas turbines—including the team's 100th HA order—and two aeroderivative units. Power Portfolio orders were down 54% reported and 34% organically, driven by the non-repeat of a large order in Steam Power Systems.

Revenues of $3.9 billion fell 14% reported and 3% organically*, with Gas Power up 2% reported and 3% organically* and Power Portfolio down 37% reported and 15% organically*, largely driven by Steam. Segment profit of negative $144 million was up 79% reported and 81% organically*. Segment margins improved, largely due to lower project and product charges and fixed costs* down 12% in Gas Power, partially offset by lower service volumes. The team showed signs of project stabilization and discipline, and Power continues to make progress on its multi-year turnaround.

Renewable Energy

	Three months ended September 30			Nine months ended September 30
(in millions)	2019	2018	Year on Year	2019	2018	Year on Year
Orders	$5,016	$3,859	30%	$12,204	$10,009	22%
Revenues	4,425	3,920	13%	10,590	9,642	10%
Segment Profit/(Loss)	(98)	116	U	(469)	312	U
Segment Profit/(Loss) Margin	(2.2)%	3.0%	(520) bps	(4.4)%	3.2%	(760) bps
Orders of $5.0 billion were up 30% reported and 32% organically, with Onshore Wind orders up 19%. Orders pricing continues to stabilize. Revenues of $4.4 billion were up 13% reported and 15% organically*. Segment profit of negative $98 million was driven by higher losses on legacy contracts, pricing (although stabilizing at the orders level), tariffs, and increased R&D investment, partially offset by cost productivity and strong volume. Renewable Energy signed its largest Cypress (Onshore Wind) order to date as well as its first two preferred supply agreements for the Haliade-X (Offshore Wind), marking important commercial milestones for these new products.

Aviation

	Three months ended September 30			Nine months ended September 30
(in millions)	2019	2018	Year on Year	2019	2018	Year on Year
Orders	$8,796	$9,128	(4)%	$26,074	$26,763	(3)%
Revenues	8,109	7,480	8%	23,940	22,111	8%
Segment Profit/(Loss)	1,718	1,665	3%	4,764	4,743	—%
Segment Profit/(Loss) Margin	21.2%	22.3%	(110) bps	19.9%	21.5%	(160) bps
Orders of $8.8 billion were down 4% reported and 2% organically with equipment down 27% and services up 15% reported. Revenues of $8.1 billion grew 8% reported and 10% organically* with equipment up 11% reported—driven by sales of 455 LEAP units, up 152 from last year, partially offset by CFM56 unit volume—and services up 7% reported. Segment profit of $1.7 billion was up 3% reported and 4% organically*, driven by improved price, partially offset by engine mix. CFM continues to work closely with Boeing to ensure the timely and safe return to service of the 737 MAX.

*Non-GAAP Financial Measure

Healthcare

	Three months ended September 30			Nine months ended September 30
(in millions)	2019	2018	Year on Year	2019	2018	Year on Year
Orders	$5,141	$5,090	1%	$15,276	$15,141	1%
Revenues	4,923	4,707	5%	14,540	14,387	1%
Segment Profit/(Loss)	974	861	13%	2,714	2,522	8%
Segment Profit/(Loss) Margin	19.8%	18.3%	150 bps	18.7%	17.5%	120 bps
Orders of $5.1 billion were up 1% reported and 2% organically, with Healthcare Systems flat and Life Sciences up 10% organically. Revenues of $4.9 billion were up 5% both reported and organically*; Healthcare Systems was up 2% reported, with growth in Japan and Latin America partially offset by China and the Middle East, and Life Sciences was up 12% reported. Segment profit of $974 million was up 13% reported and 10% organically* driven by volume and cost productivity, partially offset by inflation, tariffs, and program investments.

GE Capital

	Three months ended September 30			Nine months ended September 30
(in millions)	2019	2018	Year on Year	2019	2018	Year on Year
Capital continuing operations	$(645)	$19	U	$(599)	$(403)	(49)%
Discontinued operations	(18)	40	U	255	(1,579)	F
GE Capital Earnings	(663)	59	U	(344)	(1,982)	83%

(in billions)	September 30, 2019	December 31, 2018	Year on Year
GE Capital Assets	121.0	123.9	(2.9)
Continuing operations generated a loss of $645 million in the quarter driven by the impact of the annual Insurance U.S. GAAP premium deficiency test. The test was completed in the third quarter and resulted in a non-cash pre-tax charge to earnings of approximately $1 billion, which was driven largely by discount rates and partially offset by premium rate increases.

Excluding the impact of the premium deficiency test, continuing operations generated adjusted earnings of $123 million* in the quarter, up $104 million from the same period last year primarily due to lower impairments, and lower excess interest costs, partially offset by lower gains. GE Capital ended the quarter with $121 billion of assets, including $11.8 billion of liquidity.

GE Capital completed asset reductions of approximately $2 billion in the quarter, totaling approximately $3.6 billion year to date, and announced the sale of PK AirFinance. It remains on track to execute approximately $10 billion of asset reductions in 2019 to meet its two-year target of $25 billion. GE remains focused on shrinking and de-risking GE Capital, including improving its leverage profile.

*Non-GAAP Financial Measure

Outlook
2019
GE is adjusting its full-year 2019 outlook for the company, and it now expects:

GE Total Company 2019 Projected	Outlook, as of March 2019	2Q Earnings Update, as of July 2019	Baker Hughes Update Pro Forma-a)	3Q Earnings Update, as of October 2019
Industrial Segment Organic Revenue* Growth	Low- to mid-single digits	Mid-single digits	Mid-single digits	Mid-single digits
Adjusted GE Industrial Margin* Expansion	~Flat to up ~100 bps	~Flat to up ~100 bps	~Flat to up ~100 bps	~Flat to up ~100 bps
Adjusted EPS*	$0.50 - $0.60	$0.55 - $0.65	$0.50 - $0.60	$0.55 - $0.65
Industrial Free Cash Flows*	$(2) - 0 billion	$(1) - 1 billion	$(1) - 1 billion	$0 - 2 billion
Restructuring (Industrial): Expense	$2.4 - 2.7 billion	$1.7 - 2.0 billion	$1.5 - 1.8 billion	$1.1 - 1.4 billion
Restructuring (Industrial): Cash Cost	$2.0+ billion	$1.5+ billion	$1.5+ billion	$1.3+ billion
(a- Pro forma adjustments reflect Baker Hughes deconsolidation in the third quarter of 2019. Original full-year outlook assumed consolidating Baker Hughes through the end of 2019.

2020 / 2021
GE continues to expect Industrial free cash flow* to be in positive territory in 2020 with further acceleration in 2021.

*Non-GAAP Financial Measure

GENERAL ELECTRIC COMPANY
CONDENSED STATEMENT OF EARNINGS (LOSS) (UNAUDITED)
	Consolidated			GE(a)			Financial Services (GE Capital)
Three months ended September 30	2019	2018	V%	2019	2018	V%	2019	2018	V%
Revenues
Sales of goods and services	$21,504	$21,282	1%	$21,519	$21,273	1%	$22	$37	(41)%
GE Capital revenues from services	1,856	2,110		—	—		2,075	2,436
Total revenues	23,360	23,392	—%	21,519	21,273	1%	2,097	2,473	(15)%
Costs and expenses
Cost of sales	17,328	17,847		16,860	17,349		527	530
Selling, general and administrative expenses	3,293	4,100		3,172	3,905		199	332
Interest and other financial charges	1,279	1,155		791	590		590	704
Insurance liabilities and annuity benefits	1,463	710		—	—		1,469	732
Goodwill impairments	740	21,973		740	21,973		—	—
Non-operating benefit costs	565	763		562	760		3	2
Other costs and expenses	99	85		4	(13)		103	115
Total costs and expenses	24,767	46,633	(47)%	22,128	44,566	(50)%	2,890	2,416	20%

Other income	158	279		153	274		—	—
GE Capital earnings (loss) from continuing operations	—	—		(645)	19		—	—

Earnings (loss) from continuing operations before income taxes	(1,249)	(22,962)	95%	(1,101)	(23,000)	95%	(793)	57	U
Benefit (provision) for income taxes	(41)	(52)		(229)	(95)		188	43
Earnings (loss) from continuing operations	(1,290)	(23,014)	94%	(1,330)	(23,095)	94%	(604)	99	U
Earnings (loss) from discontinued operations, net of taxes	(8,093)	155		(8,093)	155		(18)	40
Net earnings (loss)	(9,383)	(22,859)	59%	(9,424)	(22,940)	59%	(623)	139	U
Less net earnings (loss) attributable to noncontrolling interests	40	(90)		41	(132)		(2)	42
Net earnings (loss) attributable to the Company	(9,423)	(22,769)	59%	(9,465)	(22,808)	59%	(621)	98	U
Preferred stock dividends	(42)	(39)		—	—		(42)	(39)
Net earnings (loss) attributable to GE common shareowners	$(9,465)	$(22,808)	59%	$(9,465)	$(22,808)	59%	$(663)	$59	U
Amounts attributable to GE common shareowners:
Earnings (loss) from continuing operations	$(1,290)	$(23,014)	94%	$(1,330)	$(23,095)	94%	$(604)	$99	U
Less net earnings (loss) attributable to noncontrolling interests, continuing operations	(7)	(97)		(5)	(139)		(2)	42
Earnings (loss) from continuing operations attributable to the Company	(1,283)	(22,917)	94%	(1,325)	(22,956)	94%	(603)	58	U
Preferred stock dividends	(42)	(39)		—	—		(42)	(39)
Earnings (loss) from continuing operations attributable to GE common shareowners	(1,325)	(22,956)	94%	(1,325)	(22,956)	94%	(645)	19	U
Earnings (loss) from discontinued operations, net of taxes	(8,093)	155		(8,093)	155		(18)	40
Less net earnings (loss) attributable to noncontrolling interests, discontinued operations	46	7		46	7		—	—
Net earnings (loss) attributable to GE common shareowners	$(9,465)	$(22,808)	59%	$(9,465)	$(22,808)	59%	$(663)	$59	U
Per-share amounts - earnings (loss) from continuing operations
Diluted earnings (loss) per share	$(0.15)	$(2.64)	94%
Basic earnings (loss) per share	$(0.15)	$(2.64)	94%
Per-share amounts - net earnings (loss)
Diluted earnings (loss) per share	$(1.08)	$(2.62)	59%
Basic earnings (loss) per share	$(1.08)	$(2.62)	59%
Total average equivalent shares
Diluted	8,730	8,694	—%
Basic	8,730	8,694	—%
Dividends declared per common share	$0.01	$0.12	(92)%
(a) Represents the adding together of all affiliated companies except GE Capital, which is presented on a one-line basis. See Note 1 to the 2018 consolidated financial statements at www.ge.com/ar2018 for further information about consolidation matters.
Amounts may not add due to rounding. Dollar amounts and share amounts in millions; per-share amounts in dollars.

GENERAL ELECTRIC COMPANY
CONDENSED STATEMENT OF EARNINGS (LOSS) (UNAUDITED)
	Consolidated			GE(a)			Financial Services (GE Capital)
Nine months ended September 30	2019	2018	V%	2019	2018	V%	2019	2018	V%
Revenues
Sales of goods and services	$63,132	$64,603	(2)%	$63,259	$64,601	(2)%	$56	$100	(43)%
GE Capital revenues from services	5,845	5,909		—	—		6,589	6,975
Total revenues	68,976	70,513	(2)%	63,259	64,601	(2)%	6,645	7,075	(6)%
Costs and expenses
Cost of sales	50,949	52,244		49,605	50,699		1,552	1,651
Selling, general and administrative expenses	10,120	11,013		9,734	10,457		677	987
Interest and other financial charges	3,272	3,585		1,693	1,773		1,913	2,296
Insurance liabilities and annuity benefits	2,712	2,009		—	—		2,771	2,071
Goodwill impairments	1,484	21,973		1,484	21,973		—	—
Non-operating benefit costs	1,694	2,141		1,684	2,132		10	9
Other costs and expenses	337	253		—	(33)		380	328
Total costs and expenses	70,568	93,219	(24)%	64,201	87,001	(26)%	7,303	7,342	(1)%

Other income	1,170	1,388		1,177	1,350		—	—
GE Capital earnings (loss) from continuing operations	—	—		(599)	(403)		—	—

Earnings (loss) from continuing operations before income taxes	(422)	(21,318)	98%	(363)	(21,454)	98%	(658)	(268)	U
Benefit (provision) for income taxes	1	(460)		(327)	(624)		327	165
Earnings (loss) from continuing operations	(421)	(21,777)	98%	(690)	(22,078)	97%	(331)	(103)	U
Earnings (loss) from discontinued operations, net of taxes	(5,212)	(1,526)		(5,212)	(1,526)		255	(1,579)
Net earnings (loss)	(5,634)	(23,304)	76%	(5,902)	(23,604)	75%	(76)	(1,682)	95%
Less net earnings (loss) attributable to noncontrolling interests	73	(188)		75	(228)		(2)	40
Net earnings (loss) attributable to the Company	(5,707)	(23,116)	75%	(5,977)	(23,376)	74%	(74)	(1,722)	96%
Preferred stock dividends	(270)	(260)		—	—		(270)	(260)
Net earnings (loss) attributable to GE common shareowners	$(5,977)	$(23,376)	74%	$(5,977)	$(23,376)	74%	$(344)	$(1,982)	83%
Amounts attributable to GE common shareowners:
Earnings (loss) from continuing operations	$(421)	$(21,777)	98%	$(690)	$(22,078)	97%	$(331)	$(103)	U
Less net earnings (loss) attributable to noncontrolling interests, continuing operations	16	(90)		17	(130)		(2)	40
Earnings (loss) from continuing operations attributable to the Company	(437)	(21,687)	98%	(707)	(21,947)	97%	(329)	(143)	U
Preferred stock dividends	(270)	(260)		—	—		(270)	(260)
Earnings (loss) from continuing operations attributable to GE common shareowners	(707)	(21,947)	97%	(707)	(21,947)	97%	(599)	(403)	(49)%
Earnings (loss) from discontinued operations, net of taxes	(5,212)	(1,526)		(5,212)	(1,526)		255	(1,579)
Less net earnings (loss) attributable to noncontrolling interests, discontinued operations	58	(97)		58	(97)		—	—
Net earnings (loss) attributable to GE common shareowners	$(5,977)	$(23,376)	74%	$(5,977)	$(23,376)	74%	$(344)	$(1,982)	83%
Per-share amounts - earnings (loss) from continuing operations
Diluted earnings (loss) per share	$(0.08)	$(2.53)	97%
Basic earnings (loss) per share	$(0.08)	$(2.53)	97%
Per-share amounts - net earnings (loss)
Diluted earnings (loss) per share	$(0.69)	$(2.69)	74%
Basic earnings (loss) per share	$(0.69)	$(2.69)	74%
Total average equivalent shares
Diluted	8,721	8,689	—%
Basic	8,721	8,689	—%
Dividends declared per common share	$0.03	$0.36	(92)%
(a) Represents the adding together of all affiliated companies except GE Capital, which is presented on a one-line basis. See Note 1 to the 2018 consolidated financial statements at www.ge.com/ar2018 for further information about consolidation matters.
Amounts may not add due to rounding. Dollar amounts and share amounts in millions; per-share amounts in dollars.

GENERAL ELECTRIC COMPANY
SUMMARY OF OPERATING SEGMENTS (UNAUDITED)
	Three months ended September 30			Nine months ended September 30
(Dollars in millions)	2019	2018	V%	2019	2018	V%
Revenues(a)
Power	$3,926	$4,559	(14)%	$13,224	$16,768	(21)%
Renewable Energy	4,425	3,920	13%	10,590	9,642	10%
Aviation	8,109	7,480	8%	23,940	22,111	8%
Healthcare	4,923	4,707	5%	14,540	14,387	1%
Total industrial segment revenues	21,383	20,665	3%	62,293	62,908	(1)%
Capital	2,097	2,473	(15)%	6,645	7,075	(6)%
Total segment revenues	23,480	23,138	1%	68,938	69,982	(1)%
Corporate items and eliminations(a)	(120)	254	U	39	531	(93)%
Consolidated revenues	$23,360	$23,392	—%	$68,976	$70,513	(2)%
Segment profit (loss)(a)
Power	$(144)	$(676)	79%	$84	$(22)	F
Renewable Energy	(98)	116	U	(469)	312	U
Aviation	1,718	1,665	3%	4,764	4,743	—%
Healthcare	974	861	13%	2,714	2,522	8%
Total industrial segment profit	2,450	1,967	25%	7,092	7,555	(6)%
Capital	(645)	19	U	(599)	(403)	(49)%
Total segment profit (loss)	1,806	1,986	(9)%	6,493	7,151	(9)%
Corporate items and eliminations(a)	(808)	(1,523)	47%	(2,013)	(2,596)	22%
GE goodwill impairments	(740)	(21,973)	97%	(1,484)	(21,973)	93%
GE interest and other financial charges	(791)	(590)	(34)%	(1,693)	(1,773)	5%
GE non-operating benefit costs	(562)	(760)	26%	(1,684)	(2,132)	21%
GE benefit (provision) for income taxes	(229)	(95)	U	(327)	(624)	48%
Earnings (loss) from continuing operations attributable to GE common shareowners	(1,325)	(22,956)	94%	(707)	(21,947)	97%
Earnings (loss) from discontinued operations, net of taxes	(8,093)	155	U	(5,212)	(1,526)	U
Less net earnings attributable to noncontrolling interests, discontinued operations	46	7	F	58	(97)	F
Earnings (loss) from discontinued operations, net of tax and noncontrolling interests	(8,140)	148	U	(5,270)	(1,429)	U
Consolidated net earnings (loss) attributable to GE common shareowners	$(9,465)	$(22,808)	59%	$(5,977)	$(23,376)	74%

(a)
Segment revenues include sales of products and services related to the segment. Segment profit excludes results reported as discontinued operations, restructuring and other charges, the portion of earnings or loss attributable to noncontrolling interests of consolidated subsidiaries, and as such only includes the portion of earnings or loss attributable to our share of the consolidated earnings or loss of consolidated subsidiaries. Segment profit excludes or includes interest and other financial charges, non-operating benefit costs, income taxes, and preferred stock dividends according to how a particular segment's management is measured – excluded in determining segment profit for Power, Renewable Energy, Aviation and Healthcare; included in determining segment profit, which we sometimes refer to as "net earnings," for Capital. Other income is included in segment profit for the industrial segments. Certain corporate costs, such as those related to shared services, employee benefits and information technology are allocated to our segments based on usage. A portion of the remaining corporate costs is allocated based on each segment's relative net cost of operations. Industrial segment revenues and profit include the sum of our four industrial reporting segments without giving effect to the elimination of transactions among such segments and between these segments and our financial services segment. Total segment revenues and profit include the sum of our four industrial segments and one financial services segment, without giving effect to the elimination of transactions among such segments. We believe that this provides investors with a view as to the results of all of our segments, without inter-segment eliminations and corporate items.

Amounts may not add due to rounding

GENERAL ELECTRIC COMPANY
CONDENSED STATEMENT OF FINANCIAL POSITION (UNAUDITED)
	Consolidated		GE(a)		Financial Services (GE Capital)
	September 30,	December 31,	September 30,	December 31,	September 30,	December 31,
(Dollars in billions)	2019	2018	2019	2018	2019	2018
Assets
Cash, cash equivalents and restricted cash and marketable securities(b)(c)	$76.0	$64.6	$26.1	$16.8	$49.9	$47.9
Current receivables	16.0	14.6	12.7	10.3	—	—
Financing receivables – net	3.3	7.7	—	—	7.7	13.6
Inventories	15.2	13.8	15.2	13.8	—	—
Property, plant & equipment - net	42.9	43.6	14.1	14.8	29.4	29.5
Operating lease right-of-use-assets	3.0	—	3.2	—	0.2	—
Receivable from GE Capital(e)(f)	—	—	20.2	22.5	—	—
Investment in GE Capital	—	—	12.8	11.4	—	—
Goodwill & intangible assets	37.4	46.2	36.4	45.0	1.0	1.1
Contract assets and other deferred assets	17.1	17.4	17.2	17.4	—	—
Other assets	35.0	37.6	16.2	18.8	24.8	27.2
Assets of businesses held for sale	12.8	1.6	8.8	1.5	3.9	—
Assets of discontinued operations	4.2	63.9	0.2	59.2	4.0	4.6
Total assets	$263.0	$311.1	$183.1	$231.5	$121.0	$123.9
Liabilities and equity
Borrowings(d)(f)	$93.2	$103.6	$20.6	$26.0	$40.0	$43.0
Borrowings assumed by GE(e)	—	—	33.5	36.3	20.2	22.5
Operating lease liabilities	3.2	—	3.4	—	0.2	—
Insurance liabilities and annuity benefits	40.1	35.6	—	—	40.6	36.0
Non-current compensation and benefits	31.2	32.7	30.7	31.9	0.5	0.9
Other liabilities	64.2	67.7	64.4	67.7	6.1	8.3
Liabilities of businesses held for sale	1.5	0.7	1.4	0.7	0.1	—
Liabilities of discontinued operations	0.4	19.3	0.2	17.5	0.2	1.8
GE shareowners' equity	27.9	31.0	27.9	31.0	12.8	11.4
Noncontrolling interests	1.2	20.5	1.1	20.5	0.1	—
Total liabilities and equity	$263.0	$311.1	$183.1	$231.5	$121.0	$123.9

(a)	Represents the adding together of all affiliated companies except GE Capital, which is presented on a one-line basis.

(b)
GE Capital cash, cash equivalents and restricted cash totaled $11.2 billion at September 30, 2019, including $0.9 billion which was subject to regulatory restrictions, primarily in insurance entities. Included in our credit facilities is an unused $20.0 billion back-up syndicated credit facility extended by 36 banks, expiring in 2021, and an unused $14.8 billion syndicated credit facility extended by six banks, expiring in 2020. The commitments under these syndicated credit facilities may be reduced by up to $6.7 billion due to offset provisions for any bank that holds a commitment to lend under both facilities. GE Capital has the right to compel GE to borrow under certain of these credit lines and transfer the proceeds as loans to GE Capital, which would be subject to the same terms and conditions as those between GE and the lending banks.

(c)
Balance included consolidated restricted cash of $0.6 billion and $0.4 billion at September 30, 2019 and December 31, 2018, respectively. GE restricted cash was $0.6 billion and $0.4 billion at September 30, 2019 and December 31, 2018, respectively, and GE Capital restricted cash was an insignificant amount at September 30, 2019 and December 31, 2018, respectively.

(d)
GE borrowings includes commercial paper of $3.0 billion at both September 30, 2019 and December 31, 2018. GE Capital borrowings includes commercial paper of zero and an insignificant amount at September 30, 2019 and December 31, 2018, respectively.

(e)
At September 30, 2019, the remaining GE Capital borrowings that had been assumed by GE as part of the GE Capital Exit Plan was $33.5 billion, for which GE has an offsetting receivable from GE Capital of $20.2 billion. The difference of $13.3 billion represents the amount of borrowings GE Capital has funded with available cash to GE via an intercompany loan in lieu of issuing borrowings externally.

(f)
At September 30, 2019, total GE borrowings is comprised of GE-issued borrowings of $20.6 billion and the $13.3 billion of borrowings from GE Capital as described in note (e) above for a total of $33.8 billion.

Amounts may not add due to rounding

"GE Capital" means the adding together of all affiliates of GE Capital giving effect to the elimination of transactions among such affiliates. Separate information is shown for "GE" and "Financial Services (GE Capital)." Transactions between GE and GE Capital have been eliminated from the "Consolidated" column. See Note 1 to the 2018 consolidated financial statements at www.ge.com/ar2018 for further information about consolidation matters.

GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We believe that presenting non-GAAP financial measures provides management and investors useful measures to evaluate performance and trends of the total company and its businesses. This includes adjustments in recent periods to GAAP financial measures to increase period-to-period comparability following actions to strengthen our overall financial position and how we manage our business.

In addition, management recognizes that certain non-GAAP terms may be interpreted differently by other companies under different circumstances. In various sections of this report we have made reference to the following non-GAAP financial measures in describing our (1) revenues, specifically GE Industrial segment organic revenues; Gas Power organic revenues; and Power Portfolio organic revenues, (2) costs, specifically Gas Power fixed costs, (3) profit, specifically GE Industrial segment organic profit; Adjusted GE Industrial profit and profit margin (excluding certain items); Adjusted GE Industrial organic profit and profit margin; Adjusted earnings (loss); and Adjusted earnings (loss) per share (EPS), (4) cash flows, specifically GE Industrial free cash flows (FCF), (5) debt balances, specifically, GE Industrial net debt and (6) outlook, specifically 2019 Adjusted EPS; and 2019 GE Industrial free cash flows.

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow. Certain columns, rows or percentages within these reconciliations may not add or recalculate due to the use of rounded numbers. Totals and percentages presented are calculated from the underlying numbers in millions.

GE INDUSTRIAL ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
	Revenue			Segment profit (loss)			Profit margin
Three months ended September 30 (In millions)	2019	2018	V%	2019	2018	V%	2019	2018	V pts

Power (GAAP)	$3,926	$4,559	(14)%	$(144)	$(676)	79%	(3.7)%	(14.8)%	11.1pts
Less: acquisitions	3	—		—	—
Less: business dispositions (other than dispositions acquired for investment)	1	446		2	69
Less: foreign currency effect	(68)	—		—	—
Power organic (Non-GAAP)	$3,990	$4,113	(3)%	$(145)	$(745)	81%	(3.6)%	(18.1)%	14.5pts

Renewable Energy (GAAP)	$4,425	$3,920	13%	$(98)	$116	U	(2.2)%	3.0%	(5.2)pts
Less: acquisitions	1	—		—	—
Less: business dispositions (other than dispositions acquired for investment)	—	—		—	—
Less: foreign currency effect	(69)	—		5	—
Renewable Energy organic (Non-GAAP)	$4,492	$3,920	15%	$(103)	$117	U	(2.3)%	3.0%	(5.3)pts

Aviation (GAAP)	$8,109	$7,480	8%	$1,718	$1,665	3%	21.2%	22.3%	(1.1)pts
Less: acquisitions	—	—		—	—
Less: business dispositions (other than dispositions acquired for investment)	25	117		6	17
Less: foreign currency effect	(3)	—		5	—
Aviation organic (Non-GAAP)	$8,086	$7,363	10%	$1,707	$1,648	4%	21.1%	22.4%	(1.3)pts

Healthcare (GAAP)	$4,923	$4,707	5%	$974	$861	13%	19.8%	18.3%	1.5pts
Less: acquisitions	22	—		(8)	—
Less: business dispositions (other than dispositions acquired for investment)	2	14		15	(9)
Less: foreign currency effect	(43)	—		10	—
Healthcare organic (Non-GAAP)	$4,942	$4,693	5%	$957	$870	10%	19.4%	18.5%	0.9pts

GE Industrial segment (GAAP)	$21,383	$20,665	3%	$2,450	$1,967	25%	11.5%	9.5%	2.0pts
Less: acquisitions	27	—		(9)	—
Less: business dispositions	28	577		23	77
Less: foreign currency effect	(183)	—		20	—
GE Industrial segment organic (Non-GAAP)	$21,510	$20,088	7%	$2,417	$1,890	28%	11.2%	9.4%	1.8pts

We believe that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends. We also believe that presenting organic revenues* separately for our industrial businesses provides management and investors with useful information about the trends of our industrial businesses and enables a more direct comparison to other non-financial companies.

*Non-GAAP Financial Measure

GE INDUSTRIAL ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
	Revenue			Segment profit (loss)			Profit margin
Nine months ended September 30 (In millions)	2019	2018	V%	2019	2018	V%	2019	2018	V pts

Power (GAAP)	$13,224	$16,768	(21)%	$84	$(22)	F	0.6%	(0.1)%	0.7pts
Less: acquisitions	22	—		(3)	—
Less: business dispositions (other than dispositions acquired for investment)	10	2,621		(2)	226
Less: foreign currency effect	(444)	—		36	—
Power organic (Non-GAAP)	$13,635	$14,147	(4)%	$52	$(249)	F	0.4%	(1.8)%	2.2pts

Renewable Energy (GAAP)	$10,590	$9,642	10%	$(469)	$312	U	(4.4)%	3.2%	(7.6)pts
Less: acquisitions	3	—		6	—
Less: business dispositions (other than dispositions acquired for investment)	—	—		—	(2)
Less: foreign currency effect	(437)	—		54	—
Renewable Energy organic (Non-GAAP)	$11,024	$9,642	14%	$(528)	$315	U	(4.8)%	3.3%	(8.1)pts

Aviation (GAAP)	$23,940	$22,111	8%	$4,764	$4,743	—%	19.9%	21.5%	(1.6)pts
Less: acquisitions	—	—		—	—
Less: business dispositions (other than dispositions acquired for investment)	25	222		6	32
Less: foreign currency effect	(19)	—		24	—
Aviation organic (Non-GAAP)	$23,933	$21,889	9%	$4,734	$4,711	—%	19.8%	21.5%	(1.7)pts

Healthcare (GAAP)	$14,540	$14,387	1%	$2,714	$2,522	8%	18.7%	17.5%	1.2pts
Less: acquisitions	62	—		(18)	—
Less: business dispositions (other than dispositions acquired for investment)	2	231		(27)	42
Less: foreign currency effect	(313)	—		9	—
Healthcare organic (Non-GAAP)	$14,789	$14,156	4%	$2,750	$2,480	11%	18.6%	17.5%	1.1pts

GE Industrial segment (GAAP)	$62,293	$62,908	(1)%	$7,092	$7,555	(6)%	11.4%	12.0%	(0.6)pts
Less: acquisitions	87	—		(15)	—
Less: business dispositions	38	3,074		(24)	298
Less: foreign currency effect	(1,213)	—		123	—
GE Industrial segment organic (Non-GAAP)	$63,381	$59,834	6%	$7,007	$7,257	(3)%	11.1%	12.1%	(1.0)pts

GAS POWER ORGANIC REVENUES (NON-GAAP)	Three months ended September 30			Nine months ended September 30
(Dollars in millions)	2019	2018	V%	2019	2018	V%
Gas Power revenue (GAAP)	$2,732	$2,678	2%	$9,242	$9,719	(5)%
Adjustments:
Less: acquisitions	—	—		—	—
Less: business dispositions	1	3		1	3
Less: foreign currency effect	(30)	—		(209)	—
Gas Power organic revenue (Non-GAAP)	$2,762	$2,675	3%	$9,450	$9,716	(3)%

POWER PORTFOLIO ORGANIC REVENUES (NON-GAAP)	Three months ended September 30			Nine months ended September 30
(Dollars in millions)	2019	2018	V%	2019	2018	V%
Power Portfolio revenue (GAAP)	$1,194	$1,882	(37)%	$3,982	$7,050	(44)%
Adjustments:
Less: acquisitions	3	—		22	—
Less: business dispositions	—	444		9	2,618
Less: foreign currency effect	(37)	—		(235)	—
Power Portfolio organic revenue (Non-GAAP)	$1,228	$1,438	(15)%	$4,185	$4,432	(6)%

We believe that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends. We also believe that presenting organic revenues* separately for our industrial businesses provides management and investors with useful information about the trends of our industrial businesses and enables a more direct comparison to other non-financial companies.

*Non-GAAP Financial Measure

GAS POWER FIXED COSTS (NON-GAAP)	Three months ended September 30			Nine months ended September 30
(Dollars in millions)	2019	2018	V%	2019	2018	V%
Gas Power total costs and expenses (GAAP)	$2,826	$3,335	(15)%	$9,092	$9,843	(8)%
Less: Gas Power variable costs (Non-GAAP)	2,065	2,466	(16)%	6,738	7,262	(7)%
Gas Power fixed costs (Non-GAAP)	$761	$869	(12)%	$2,355	$2,581	(9)%

We believe that fixed costs* is a meaningful measure as it is broader than selling, general and administrative costs and represents the costs in the segments that generally do not vary with volume.
Segment variable costs* are those costs within our industrial segments that vary with volume. The most significant variable costs would be material and direct labor costs incurred to produce our products and deliver our services that are recorded in the Statement of Earnings line items of cost of goods and cost of services sold.

ADJUSTED GE INDUSTRIAL PROFIT AND PROFIT MARGIN	Three months ended September 30		Nine months ended September 30
(EXCLUDING CERTAIN ITEMS) (NON-GAAP) (In millions)	2019	2018	2019	2018

GE total revenues (GAAP)	$21,519	$21,273	$63,259	$64,601

Costs
GE total costs and expenses (GAAP)	$22,128	$44,566	$64,201	$87,001
Less: GE interest and other financial charges	791	590	1,693	1,773
Less: non-operating benefit costs	562	760	1,684	2,132
Less: restructuring & other	322	1,412	933	2,230
Less: goodwill impairments	740	21,973	1,484	21,973
Add: noncontrolling interests	(5)	(139)	17	(130)
Adjusted GE Industrial costs (Non-GAAP)	$19,708	$19,691	$58,423	$58,762

Other Income
GE other income (GAAP)	$153	$274	$1,177	$1,350
Less: unrealized gains (losses)	$(86)	$(73)	$(125)	$193
Less: restructuring & other	—	(80)	9	(113)
Less: gains (losses) and impairments for disposed or held for sale businesses	(97)	207	153	470
Adjusted GE other income (Non-GAAP)	336	220	1,140	800

GE Industrial profit (GAAP)	$(456)	$(23,019)	$236	$(21,050)
GE Industrial profit margin (GAAP)	(2.1)%	(108.2)%	0.4%	(32.6)%

Adjusted GE Industrial profit (Non-GAAP)	$2,147	$1,801	$5,976	$6,639
Adjusted GE Industrial profit margin (Non-GAAP)	10.0%	8.5%	9.4%	10.3%

We believe that GE Industrial profit and profit margins adjusted for the items included in the above reconciliation are meaningful measures because they increase the comparability of period-to-period results.

GE INDUSTRIAL ORGANIC REVENUES (NON-GAAP)	Three months ended September 30			Nine months ended September 30
(In millions)	2019	2018	V%	2019	2018	V%
GE Industrial revenues (GAAP)	$21,519	$21,273	1%	$63,259	$64,601	(2)%
Adjustments:	—	—		—	—
Less: acquisitions	27	—		87	—
Less: business dispositions	28	837		45	3,697
Less: foreign currency effect	(184)	—		(1,226)	—
GE Industrial organic revenues (Non-GAAP)	$21,648	$20,435	6%	$64,353	$60,904	6%

We believe that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends.

ADJUSTED GE INDUSTRIAL ORGANIC PROFIT	Three months ended September 30			Nine months ended September 30
(NON-GAAP) (In millions)	2019	2018	V%	2019	2018	V%

Adjusted GE Industrial profit (Non-GAAP)	$2,147	$1,801	19%	$5,976	$6,639	(10)%
Adjustments:
Less: acquisitions	(9)	—		(15)	—
Less: business dispositions	23	85		(32)	284
Less: foreign currency effect	25	—		136	—
Adjusted GE Industrial organic profit (Non-GAAP)	$2,108	$1,716	23%	$5,887	$6,355	(7)%

Adjusted GE Industrial profit margin (Non-GAAP)	10.0%	8.5%	1.5pts	9.4%	10.3%	0.9pts
Adjusted GE Industrial organic profit margin (Non-GAAP)	9.7%	8.4%	1.3pts	9.1%	10.4%	(1.3)pts

We believe that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends.

ADJUSTED EARNINGS (LOSS) (NON-GAAP)	Three months ended September 30			Nine months ended September 30
(In millions)	2019	2018	V%	2019	2018	V%

Consolidated earnings (loss) from continuing operations attributable to GE common shareowners (GAAP)	$(1,325)	$(22,956)	94%	$(707)	$(21,947)	97%
Less: GE Capital earnings (loss) from continuing operations attributable to GE common shareowners (GAAP)	(645)	19		(599)	(403)
GE Industrial earnings (loss) (Non-GAAP)	(680)	(22,975)	97%	(108)	(21,544)	99%
Non-operating benefits costs (pre-tax) (GAAP)	(562)	(760)		(1,684)	(2,132)
Tax effect on non-operating benefit costs	118	160		354	448
Less: non-operating benefit costs (net of tax)	(444)	(601)		(1,331)	(1,684)
Gains (losses) and impairments for disposed or held for sale businesses (pre-tax)	(97)	207		153	470
Tax effect on gains (losses) and impairments for disposed or held for sale businesses(a)	(34)	(89)		3	(194)
Less: gains (losses) and impairments for disposed or held for sale businesses (net of tax)	(130)	118		156	276
Restructuring & other (pre-tax)	(322)	(1,491)		(924)	(2,343)
Tax effect on restructuring & other(a)	68	315		208	272
Less: restructuring & other (net of tax)	(254)	(1,176)		(716)	(2,071)
Goodwill impairments (pre-tax)	(740)	(21,973)		(1,484)	(21,973)
Tax effect on goodwill impairments(a)	—	(246)		(55)	(246)
Less: goodwill impairments (net of tax)	(740)	(22,220)		(1,539)	(22,220)
Unrealized gains (losses)	(86)	(73)		(125)	193
Tax on unrealized gains (losses)	18	15		26	(41)
Less: unrealized gains (losses)	(68)	(58)		(98)	153
Debt extinguishment costs	(255)	—		(255)	—
Tax effect on debt extinguishment costs	53	—		53	—
Less: debt extinguishment costs (net of tax)	(201)	—		(201)	—
Less: GE Industrial U.S. tax reform enactment adjustment	—	—		(101)	(55)
Adjusted GE Industrial earnings (loss) (Non-GAAP)	$1,158	$961	20%	$3,722	$4,058	(8)%

GE Capital earnings (loss) from continuing operations attributable to GE common shareowners (GAAP)	(645)	19	U	(599)	(403)	(49)%
Insurance premium deficiency test charge (pre-tax)	(972)	—		(972)	—
Tax effect on insurance premium deficiency test charge(a)	204	—		204	—
Less: Insurance premium deficiency test charge (net of tax)	(768)	—		(768)	—
Less: GE Capital U.S. tax reform enactment adjustment	—	—		99	(45)
Adjusted GE Capital earnings (loss) (Non-GAAP)	$123	$19	F	$70	$(358)	F

Adjusted GE Industrial earnings (loss) (Non-GAAP)	$1,158	$961	20%	$3,722	$4,058	(8)%
Add: Adjusted GE Capital earnings (loss) (Non-GAAP)	123	19	F	70	(358)	F
Adjusted earnings (loss) (Non-GAAP)	$1,282	$980	31%	$3,792	$3,699	3%

(a) The tax effect was calculated using a 21% U.S. federal statutory tax rate, based on its applicability to such cost.

*Non-GAAP Financial Measure

ADJUSTED EARNINGS (LOSS) PER SHARE (EPS)	Three months ended September 30			Nine months ended September 30
(NON-GAAP)	2019	2018	V%	2019	2018	V%

Consolidated EPS from continuing operations attributable to GE common shareowners (GAAP)	$(0.15)	$(2.64)	94%	$(0.08)	$(2.53)	97%
Less: GE Capital EPS from continuing operations attributable to GE common shareowners (GAAP)	(0.07)	—		(0.07)	(0.05)
GE Industrial EPS (Non-GAAP)	$(0.08)	$(2.64)	97%	$(0.01)	$(2.48)	100%
Non-operating benefits costs (pre-tax) (GAAP)	(0.06)	(0.09)		(0.19)	(0.25)
Tax effect on non-operating benefit costs	0.01	0.02		0.04	0.05
Less: non-operating benefit costs (net of tax)	(0.05)	(0.07)		(0.15)	(0.19)
Gains (losses) and impairments for disposed or held for sale businesses (pre-tax)	(0.01)	0.02		0.02	0.05
Tax effect on gains (losses) and impairments for disposed or held for sale businesses(a)	—	(0.01)		—	(0.02)
Less: gains (losses) and impairments for disposed or held for sale businesses (net of tax)	(0.01)	0.01		0.02	0.03
Restructuring & other (pre-tax)	(0.04)	(0.17)		(0.11)	(0.27)
Tax effect on restructuring & other(a)	0.01	0.04		0.02	0.03
Less: restructuring & other (net of tax)	(0.03)	(0.14)		(0.08)	(0.24)
Goodwill impairments (pre-tax)	(0.08)	(2.53)		(0.17)	(2.53)
Tax effect on goodwill impairments(a)	—	(0.03)		(0.01)	(0.03)
Less: goodwill impairments (net of tax)	(0.08)	(2.56)		(0.18)	(2.56)
Unrealized gains (losses)	(0.01)	(0.01)		(0.01)	0.02
Tax on unrealized gains (losses)	—	—		—	—
Less: unrealized gains (losses)	(0.01)	(0.01)		(0.01)	0.02
Debt extinguishment costs	(0.03)	—		(0.03)	—
Tax effect on debt extinguishment costs	0.01	—		0.01	—
Less: debt extinguishment costs (net of tax)	(0.02)	—		(0.02)	—
Less: GE Industrial U.S. tax reform enactment adjustment	—	—		(0.01)	(0.01)
Adjusted GE Industrial EPS (Non-GAAP)	$0.13	$0.11	18%	$0.43	$0.47	(9)%

GE Capital EPS from continuing operations attributable to GE common shareowners (GAAP)	(0.07)	—	U	(0.07)	(0.05)	(40)%
Insurance premium deficiency test charge (pre-tax)	(0.11)	—		(0.11)	—
Tax effect on insurance premium deficiency test charge(a)	0.02	—		0.02	—
Less: Insurance premium deficiency test charge (net of tax)	(0.09)	—		(0.09)	—
Less: GE Capital U.S. tax reform enactment adjustment	—	—		0.01	(0.01)
Adjusted GE Capital EPS (Non-GAAP)	$0.01	$—	F	$0.01	$(0.04)	F

Adjusted GE Industrial EPS (Non-GAAP)	$0.13	$0.11	18%	$0.43	$0.47	(9)%
Add: Adjusted GE Capital EPS (Non-GAAP)	0.01	—	F	0.01	(0.04)	F
Adjusted EPS (Non-GAAP)	$0.15	$0.11	36%	$0.43	$0.42	2%

(a) The tax effect was calculated using a 21% U.S. federal statutory tax rate, based on its applicability to such cost.
Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.
The service cost for our pension and other benefit plans are included in adjusted earnings*, which represents the ongoing cost of providing pension benefits to our employees. The components of non-operating benefit costs are mainly driven by capital allocation decisions and market performance. We believe that the retained costs in Adjusted earnings and EPS* provides management and investors a useful measure to evaluate the performance of the total company, and increases period-to-period comparability. We also use Adjusted EPS* as a performance metric at the company level for our annual executive incentive plan for 2019. We believe that presenting Adjusted Industrial earnings and EPS* separately for our financial services businesses also provides management and investors with useful information about the relative size of our industrial and financial services businesses in relation to the total company.

*Non-GAAP Financial Measure

GE INDUSTRIAL FREE CASH FLOWS (FCF) (NON-GAAP)	Three months ended September 30		Nine months ended September 30
(In millions)	2019	2018	2019	2018

GE CFOA (GAAP)	$1,144	$(3,426)	$77	$(4,458)
Add: gross additions to property, plant and equipment	(480)	(506)	(1,596)	(1,702)
Add: gross additions to internal-use software	(66)	(81)	(203)	(233)
Less: GE Pension Plan funding	—	(5,079)	—	(6,000)
Less: taxes related to business sales	(52)	(74)	(160)	(91)
GE Industrial free cash flows (Non-GAAP)	$650	$1,140	$(1,562)	$(303)

We believe that investors may find it useful to compare GE's Industrial free cash flows* performance without the effects of cash used for taxes related to business sales and contributions to the GE Pension Plan. We believe that this measure will better allow management and investors to evaluate the capacity of our industrial operations to generate free cash flows.

GE INDUSTRIAL NET DEBT (NON-GAAP) (In millions)	September 30, 2019	December 31, 2018

Total GE short- and long-term borrowings (GAAP)	$54,086	$62,212
Less: GE Capital short- and long-term debt assumed by GE	33,514	36,262
Add: intercompany loans from GE Capital	13,269	13,749
Total adjusted GE borrowings	$33,842	$39,700
Total pension and retiree benefit plan liabilities (pre-tax)(a)	27,159	27,159
Less: taxes at 21%	5,703	5,703
Total pension and retiree benefit plan liabilities (net of tax)	$21,456	$21,456
GE operating lease liabilities(b)	3,389	3,868
GE preferred stock	5,695	5,573
Less: 50% of GE preferred stock	2,848	2,787
50% of preferred stock	$2,848	$2,787
Deduction for total GE cash, cash equivalents and restricted cash	(16,656)	(16,632)
Less: 25% of GE cash, cash equivalents and restricted cash	(4,164)	(4,158)
Deduction for 75% of GE cash, cash equivalents and restricted cash	$(12,492)	$(12,474)
Total GE Industrial net debt (Non-GAAP)	$49,042	$55,336

(a) Represents the total underfunded status of Principal pension plans ($18,491 million), Other pension plans ($3,877 million), and Retiree health and life benefit plans ($4,791 million) at December 31, 2018. The funded status of our benefit plans is updated annually in the fourth quarter.

(b) Operating lease liabilities at December 31, 2018 were derived using the former rating agency methodology of multiplying annual rental expense by 3. With the January 1, 2019 adoption of ASU No. 2016-02, Leases, operating lease liabilities are now presented on the Statement of Financial Position.

In this document we use GE Industrial net debt*, which is calculated based on rating agency methodologies. There is significant uncertainty around the timing and events that could give rise to items included in the determination of this metric, including the timing of pension funding, proceeds from dispositions, and the impact of interest rates on our pension assets and liabilities. We are including the calculation of GE industrial net debt* to provide investors more clarity regarding how the credit rating agencies measure GE Industrial leverage.

2019 OPERATING FRAMEWORK: 2019 ADJUSTED EPS (NON-GAAP)

We cannot provide a reconciliation of the differences between the non GAAP expectations and corresponding GAAP measure for Adjusted EPS* in 2019 without unreasonable effort due to the uncertainty of timing of any gains or losses related to acquisitions & dispositions, the timing and magnitude of the financial impact related to the mark to market of our remaining investment in Baker Hughes, and the timing and magnitude of restructuring expenses. Although we have attempted to estimate the amount of gains and restructuring charges for the purpose of explaining the probable significance of these components, this calculation involves a number of unknown variables, resulting in a GAAP range that we believe is too large and variable to be meaningful.

2019 OPERATING FRAMEWORK: 2019 GE INDUSTRIAL FREE CASH FLOWS (NON-GAAP)

We cannot provide a reconciliation of the differences between the non GAAP expectations and corresponding GAAP measure for GE Industrial free cash flows* in 2019 without unreasonable effort due to the uncertainty of timing of deal taxes related to business sales. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

*Non-GAAP Financial Measure

Caution Concerning Forward Looking Statements:

This release and certain of our other public communications and SEC filings may contain statements related to future, not past, events. These forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "estimate," "forecast," "target," "preliminary," or "range." Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about our expected financial performance, including cash flows, revenues, organic growth, margins, earnings, and earnings per share; macroeconomic and market conditions; planned and potential business or asset dispositions; our de-leveraging plans, including leverage ratios and targets, the timing and nature of actions to reduce indebtedness and our credit ratings and outlooks; GE’s and GE Capital’s funding and liquidity; our businesses’ cost structures and plans to reduce costs; restructuring, goodwill impairment or other financial charges; or tax rates.

For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include:

•
our success in executing and completing, including obtaining regulatory approvals and satisfying other closing conditions for, announced GE Industrial and GE Capital business or asset dispositions or other transactions, including the planned sale of our BioPharma business within our Healthcare segment and plan to exit our equity ownership position in Baker Hughes, the timing of closing for those transactions and the expected proceeds and benefits to GE;

•	our de-leveraging and capital allocation plans, including with respect to actions to reduce our indebtedness, the timing and amount of GE dividends, organic investments, and other priorities;

•
further downgrades of our current short- and long-term credit ratings or ratings outlooks, or changes in rating application or methodology, and the related impact on our liquidity, funding profile, costs and competitive position;

•	GE’s liquidity and the amount and timing of our GE Industrial cash flows and earnings, which may be impacted by customer, competitive, contractual and other dynamics and conditions;

•
GE Capital's capital and liquidity needs, including in connection with GE Capital’s run-off insurance operations, the amount and timing of required capital contributions to those insurance operations and related strategic actions that we may pursue; the impact of conditions in the financial and credit markets on GE Capital's ability to sell financial assets; the availability and cost of funding; and GE Capital's exposure to particular counterparties and markets;

•
changes in macroeconomic conditions, particularly interest rates, as well as the value of stocks and other financial assets (including our equity ownership position in Baker Hughes), oil and other commodity prices and exchange rates;

•
market developments or customer actions that may affect levels of demand and the financial performance of the major industries and customers we serve, such as secular and cyclical pressures in our Power business, pricing and other pressures in the renewable energy market, conditions in China and other key markets, early aircraft retirements, and other shifts in the competitive landscape for our products and services;

•
operational execution by our businesses, including our ability to improve the operations and execution of our Power business, execution by our Renewable Energy business, and the continued strength of our Aviation business;

•
changes in law, regulation or policy that may affect our businesses, such as trade policy and tariffs, regulation related to climate change, and the effects of U.S. tax reform and other tax law changes;

•	our decisions about investments in new products, services and platforms, and our ability to launch new products in a cost-effective manner;

•	our ability to increase margins through implementation of operational changes, restructuring and other cost reduction measures;

•	the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of Alstom, SEC and other investigative and legal proceedings;

•	the impact of actual or potential failures of our products or our customers’ products, such as the fleet grounding of the Boeing 737 MAX, and related reputational effects;

•	the impact of potential information technology, cybersecurity or data security breaches, and

•	the other factors that are described in "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2018, as updated in our Quarterly Reports on Form 10-Q.

These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

This release includes certain forward-looking projected financial information that is based on current estimates and forecasts, and actual results could differ materially. Refer also to the webcast of our investor conference later this morning for additional discussion of our outlook and uncertainties that could cause our future results to be different than our current expectations.

General Electric Capital Corporation (GECC) has been merged into GE and our financial services business is now operated by GE Capital Global Holdings, LLC (GECGH). In our public communications and SEC filings, we refer to GECC and GECGH as “GE Capital”. We refer to the industrial businesses of the Company including GE Capital on an equity basis as “GE”. “GE (ex-GE Capital)” and /or “Industrial” refer to GE excluding GE Capital. Our financial services segment previously referred to as GE Capital is now referred to as Capital.

GE’s Investor Relations website at www.ge.com/investor and our corporate blog at www.gereports.com, as well as GE’s Facebook page and Twitter accounts, contain a significant amount of information about GE, including financial and other information for investors. GE encourages investors to visit these websites from time to time, as information is updated and new information is posted.

Additional Financial Information

Additional financial information can be found on the Company’s website at: www.ge.com/investor under Events and Reports.

Conference Call and Webcast

GE will discuss its results during its investor conference call today starting at 8:00 a.m. ET. The conference call will be broadcast live via webcast, and the webcast and accompanying slide presentation containing financial information can be accessed by visiting the Events and Reports page on GE’s website at: www.ge.com/investor. An archived version of the webcast will be available on the website after the call.

About GE

GE (NYSE:GE) drives the world forward by tackling its biggest challenges. By combining world-class engineering with software and analytics, GE helps the world work more efficiently, reliably, and safely. For more than 125 years, GE has invented the future of industry, and today it leads new paradigms in additive manufacturing, materials science, and data analytics. GE people are global, diverse and dedicated, operating with the highest integrity and passion to fulfill GE’s mission and deliver for our customers. www.ge.com

GE Investor Contact:
Steve Winoker, 617.443.3400
swinoker@ge.com

GE Media Contact:
Mary Kate Mullaney, 202.304.6514
marykate.nevin@ge.com